Exhibit 3.1
RESTATED
CERTIFICATE OF INCORPORATION OF
AMERICA SERVICE GROUP INC.
I.
          The name of this corporation is America Service Group Inc.
II.
          The address of the registered office of the corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle, and the name of the registered agent of the corporation in the State of Delaware at such address is Corporation Service Company.
III.
          The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (“DGCL”).
IV.
          This corporation is authorized to issue only one class of stock, which shall be designated “Common Stock”. The total number of shares of Common Stock presently authorized is one thousand (1,000), each having a par value of one-tenth of one cent ($0.001).
V.
     A. The management of the business and the conduct of the affairs of the corporation shall be vested in its board of directors. The number of directors which shall constitute the whole board of directors shall be fixed by the board of directors in the manner provided in the bylaws. Elections of directors need not be by written ballot unless the bylaws of the corporation shall so provide.
     B. The books and records of the corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the corporation.
     C. The corporation is to have perpetual existence.
VI.
     A. The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by the DGCL. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

     B. The corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in the bylaws, the corporation shall be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized in the specific case by the board of directors of the corporation.
     C. Any repeal or modification of the provisions of this Article VI shall not adversely affect any right or protection hereunder of any Covered Person in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to the time of such repeal or modification.
VII.
          The corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation. The board of directors is expressly empowered to adopt, amend or repeal the bylaws of the corporation. The stockholders shall also have power to adopt, amend or repeal the bylaws of the corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the corporation required by law or by this Restated Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required in order for stockholders to adopt, amend or repeal any provision of the bylaws of the corporation.
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